Q2 FISCAL 2014 PREPARED REMARKS

Driving toward our longer-term financial targets
Consistent with our goal of enhancing value for our stakeholders through a combination of solid strategic positioning within the markets we serve and improving financial performance, we continue to target non-GAAP operating margin of 28% to 30% by FY’17. We anticipate achieving our longer-term goals through a mix of measures including: (1) improving non-GAAP services gross margin toward our longer-term goal of 20%; (2) further expanding our services partner ecosystem; (3) enhancing sales force productivity and efficiency; (4) implementing solutions that require shorter sales cycles and less services; (5) continued vigilance on cost control; and (6) driving revenue growth across our existing markets while capitalizing on new opportunities, such as the trend toward smart, connected products and the Internet of Things.

Our FY’14 and long term financial targets are shown in the table below. The FY’17 long term revenue growth target represents our “timeless growth model,” which assumes a stable, healthy macroeconomic environment, that we grow at or greater than the growth rates of the markets we participate in (detailed on the next page), as well as 2% to 4% of acquisition-related growth.

PTC Non-GAAP Financial Targets

PTC Markets
PTC is focused on the following six markets: Computer Aided Design (CAD), Product Lifecycle Management (PLM), Application Lifecycle Management (ALM), Supply Chain Management (SCM), Services Lifecycle Management (SLM), and the Internet of Things (IoT). We characterize the markets in which we participate with a graphic depicting PTC’s addressable market with market size and growth estimates.
•	CAD: PTC Creo® and PTC Mathcad®
•	Extended PLM: PTC Windchill®, PTC Integrity TM, and SCM solutions
•	SLM: PTC Arbortext® and PTC Servigistics®
•	IoT: ThingWorx
(ThingWorx results are included in our SLM results)

FY’14 outlook based on comprehensive planning methodology
We rely on a number of factors to set our internal plan and financial guidance including: (1) sales pipeline coverage data; (2) input from field sales and our indirect channel; (3) large deal trends; (4) market and vertical industry analysis; and (5) correlation of macroeconomic factors to portions of our business.

PTC Q3 and FY’14 Outlook
We continue to expect non-GAAP EPS to grow faster than revenues in FY’14. Given our solid results during H1 of fiscal ’14 and outlook for H2, we believe it is appropriate to increase our FY’14 revenue guidance to approximately $1,335 to $1,350 million, from $1,330 to $1,345 million. We are raising our FY’14 guidance to $2.05 to $2.15 from $2.03 to $2.13. For Q3, we are targeting revenue of $325 to $340 million, with the line of business splits depicted in the table below. We are guiding Q3 non-GAAP EPS of $0.48 to $0.52. Should we see further improvement in the global manufacturing economy, we believe we are well positioned to accelerate revenue growth.

Q3 and FY’14 Guidance Table

Non-GAAP Supplemental Information
We provide non-GAAP supplemental information to our GAAP information. A reconciliation between GAAP results and non-GAAP information and PTC's reasons for providing this information are at the end of this document.

Q2 FY’14 - Key Points
1)
Our Q2 non-GAAP EPS of $0.48 was up 17% year over year, at the high end of our guidance range due to: (1) reported Q2 revenue coming in toward the high end of our guidance range; (2) better than expected services gross margin; and (3) continued focus on cost control. There was no material impact to Q2 non-GAAP EPS from currency effects relative to guidance.

2)	Total Q2 revenue of $328.7 million was up 4% over Q2’13 non-GAAP revenue (up 5% year over year on a constant currency basis) and was near the high end of our guidance range.
3)
License revenue of $85.2 million was in the middle of our Q2 guidance range and was up 7% year over year (up 8% on a constant currency basis). License revenue was strong in the Americas and Europe, including three mega deals (transactions resulting in recognized license revenue of over $5 million in the quarter), compared to Q2’13, which had one mega deal in Japan. This growth was offset by declines in the Pac Rim and Japan (including currency headwinds from Yen depreciation).

4)	We delivered support revenue of $166.3 million, slightly above our guidance and up 3% over Q2’13 non-GAAP support revenue (up 4% on a constant currency basis).
5)
Services revenue of $77.2 million (up 6% year over year both as reported and on a constant currency basis) came in above our guidance. We achieved non-GAAP services gross margin of 18.7% for the quarter, up from 15.6% in Q1’14 and 13.6% in Q2‘13.

6)
We had 35 large deals (greater than $1 million in license and services revenue from a single customer recognized in the quarter) that contributed $78.3 million in revenue, a 35% increase year over year.

7)
We generated $111 million in operating cash flow, used $5 million for capital expenditures, $40 million to repurchase shares during the quarter, and $50 million to repay a portion of the amounts outstanding under our credit facility. Additionally, we paid $112 million for our acquisition of ThingWorx, resulting in an ending cash balance of $270 million.

REVENUE TRENDS
Year-over-year changes in revenue on a constant currency (FX) basis in the tables that follow compare actual reported results converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

LICENSE: Strength in Americas and Europe offset by weakness in Asia
License sales generate the highest non-GAAP gross margins, which are approximately 96%. License revenue historically has tended to represent 25% to 30% of our total revenue in any given quarter, with Q4 generally being our strongest quarter.

Q2 License revenue was up 7% year over year (up 8% on a constant currency basis), and slightly above the middle of our guidance range of $75 million to $90 million. We saw strong 48% year-over-year growth in Americas and 25% year-over-year growth in Europe (up 23% on a constant currency basis), offset by year-over-year declines in Japan of 50% (43% on a constant currency basis) and the Pacific Rim of 15% (15% on a constant currency basis). Japan had 1 mega deal in Q2’13 and none in Q2’14. Growth in the Americas and Europe reflects 3 mega deals during the quarter (2 in the Americas and 1 in Europe). By business area, we saw double digit year-over-year growth in SLM license revenue, including contributions from Enigma (acquired in Q4’13) and ThingWorx (acquired in Q2’14). We also saw double digit year-over-year growth in extended PLM license revenue and low single digit growth in CAD license revenue.

Looking forward to Q3 we are targeting license revenue of $80 to $95 million; for FY’14, we are targeting total license revenue of $355 to $370 million, up 3% to 7% year over year.

LARGE DEAL ACTIVITY:
Large deals are a significant growth driver and have historically tended to generate 20% to 25% of our total revenue in any given quarter. We define “large deals” as more than $1 million of license and service revenue recognized from a customer during a quarter. License revenue has historically comprised approximately 50% of the total large deal revenue in any quarter and was 52%, 46%, and 43% of total large deal revenue in Q2’14, Q1’14, and Q2’13, respectively.

In Q2 we had 35 large deals, 12 of these customers were in the Americas, 16 were in Europe, and 7 were in Asia. These included three mega deals (transactions resulting in recognized license revenue of over $5 million in the quarter), compared to Q2’13, which had one mega deal in Japan. We continue to have a strong pipeline of large deals that we are working on worldwide, though the timing of closing and the size of large deals may be affected by the overall health of the manufacturing economy, among other factors.

SALES CAPACITY TRENDS:
A key part of our long-term growth strategy is to expand the productivity and the number of quota-carrying sales reps as we penetrate adjacent market opportunities (i.e. ALM, SLM, and IoT) within our existing customer base and target new customers. We remain focused on improving the productivity of our current capacity as well as bringing on an additional 10-20 sales representatives to position ourselves for opportunities in FY’15 and beyond.

SERVICES: Margin improvement and partner ecosystem expansion
Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions, providing them with training on our software, and offering a secure hosting environment to run their enterprise applications with PTC managed services. Services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter.

Q2 Services revenue was up 6% both on a year over year and a constant currency basis and modestly above our guidance of approximately $75 million. On an organic basis (excluding revenue from NetIDEAS, Enigma and ThingWorx), services revenue was up 4%. Our consulting services revenue was up 5% year over year (up 3% on an organic basis). Our training business, which typically represents about 15% of our total services revenue, was up 8% year over year. On a geographic basis, the increase in services revenue was driven by services revenue increases in the Americas, Japan, and the Pac Rim, partially offset by declines in Europe. By business area, we saw strong double digit year-over-year growth in CAD and SLM, with single digit growth in extended PLM services. We delivered non-GAAP services gross margin of 18.7% in Q2’14, up from the Q1’14 non-GAAP services gross margin of 15.6%, exceeding our FY’14 target of at least 15%. The increase in our Q2’14 non-GAAP services gross margin was driven by improved consulting margin and the benefit of several discrete items in the quarter. We are targeting non-GAAP services margins of at least 15% for FY’14 through a combination of pricing discipline, cost control, and services partner ecosystem expansion.

As part of our strategy to improve corporate margins and offer a range of service options to customers, we continue to build out our services partner ecosystem. Over the trailing 12-months, bookings for our Service Advantage partner program declined by a low single digit percentage year over year following strong growth during FY’12 and FY’13. Over time, we anticipate reducing our mix of direct services by shifting more business to our services partners and implementing solutions that fundamentally require less services.

Looking forward to Q3, we are targeting services revenue to be approximately $75 million, up 3% year over year. For FY’14 we are targeting services revenue of approximately $300 million, up approximately 2% year over year.

SUPPORT: More than 1.9 million active seats

Our support business is an important barometer of customer satisfaction with our solutions. It is also a strong source of recurring revenue for PTC. Support gross margins are approximately 88% on a non-GAAP basis. Support revenue has historically tended to represent approximately 50% of our total revenues in any given quarter, with Q4 usually being at the low end as a percent of total revenue due to historically strong performance of license sales in that quarter.

Q2 non-GAAP support revenue was up 3% year over year (and down 2% quarter over quarter due to normal seasonality). Support revenue increased in all regions and business areas on a year over year, constant currency basis.

Looking forward to Q3, we are targeting non-GAAP support revenue to increase to approximately $170 million, up 4% on a year-over-year basis and 2% on a sequential basis. For FY’14 we are targeting approximately $680 million of non-GAAP support revenue, up 3% on a year-over-year basis.

Active Support Seats

REVENUE BY SOLUTION AREA
We provide additional revenue disclosure that we believe provides valuable insight into how our business is performing within the markets we serve. Along with line of business, geographic and large deal metrics, we report revenue in three solution areas: CAD, SLM and “Extended PLM”, which encompasses our PLM, ALM and SCM businesses. Each of these solution areas serves a market with unique secular and cyclical dynamics, growth rates, and “buyers” within our customer base. We believe the recent acquisition of ThingWorx, whose revenue is included in the SLM solution area, will allow us to enhance the position of our solutions as well as position PTC as a leader in the Internet of Things.

The following tables provide license, services and support revenue for each of our solution areas. Results include combined revenue from direct sales and our channel.

CAD:

CAD revenue in Q2 was up slightly compared with the year-ago period primarily due to double digit license revenue growth in Europe, offset by lower license revenue in the Pac Rim and Japan. CAD channel revenue, which represents approximately 40% of total CAD revenue, was down 2% year-over-year (flat on a constant currency basis).

Extended PLM:

Q2 Extended PLM revenue, (our PLM, ALM and SCM solutions), was up due to double digit percentage growth in the Americas, offset by single digit percentage declines in Europe, Pac Rim, and Japan (though Japan saw single digit growth on a constant currency basis).

SLM:

Q2 SLM revenue was up 12% year over year reflecting double digit growth in SLM license, service, and support revenue, which includes contributions from Enigma (acquired in Q4’13) and ThingWorx (acquired in Q2’14). By region, SLM revenues grew by double digit percentages in the Pac Rim, Europe, and the Americas, partially offset by a double digit percentage decline in Japan.

REVENUE BY REGION

Americas license revenue in Q2 was up 48% year over year reflecting two mega deals during the quarter. Q2 license revenue in Europe was up 25% year over year reflecting one mega deal in that region (up 23% on a constant currency basis). Q2 license revenue in Japan was down 50% (down 43% on a constant currency basis) compared with last year, a quarter in which we recognized revenue from a mega deal. Q2 license revenue in the Pac Rim was down 15% compared with last year.

CURRENCY IMPACT ON RESULTS COMPARED TO THE YEAR AGO PERIOD
We have a global business, with Europe and Asia historically representing approximately 60% to 65% of our revenue. We do not forecast currency movements; rather we provide detailed constant currency commentary. Currency can significantly impact our results. For example, in FY’13, currency was a headwind for PTC and negatively impacted non-GAAP revenue by $18 million and favorably impacted GAAP and non-GAAP expenses by

$9 million. In FY’12 currency was also a headwind for us and negatively impacted non-GAAP revenue by $25 million while favorably impacting non-GAAP expenses by $19 million.

As a simple rule of thumb, based on current revenue and expense levels, a $0.10 move on the USD / EURO exchange rate will impact annualized revenue by approximately $35 to $40 million and EPS by approximately $0.08 to $0.10. Given recent fluctuation in the YEN / USD exchange rate, we also note that a 10 YEN move versus the USD will impact annualized revenue by approximately $13 to $17 million and expenses by approximately $6 to $8 million.

In Q2’14, currency was a headwind for PTC and negatively impacted revenue by $2.7 million and favorably impacted GAAP and non-GAAP expenses by $2.1 million.

Looking forward, the guidance we are providing assumes exchange rates of approximately 1.38 USD / EURO and 103 YEN / USD. Our actual simple average Q2’14 Fx rate was $1.36 USD / EURO and 103 YEN / USD.

Q2 FY’14 EXPENSES COMMENTARY AND Q3 & FY’14 OUTLOOK

Q2 non-GAAP results exclude $12.6 million of stock-based compensation expense, $12.4 million of acquisition-related intangible asset amortization, and $3.9 million of acquisition-related costs. The Q2 non-GAAP and GAAP results include a tax rate provision of 25% and 10%, respectively, and 120.7 million diluted shares outstanding.

Q3’14 non-GAAP guidance excludes the following estimated expenses and their income tax effects, as well as any additional discrete tax items or restructuring costs

•	Approximately $13 million of expense related to stock-based compensation
•	Approximately $12 million of acquisition-related intangible asset amortization expense
•	Approximately $1 million of acquisition-related expenses

FY’14 non-GAAP guidance excludes the following full-year estimated expenses and their income tax effects, as well as any additional discrete tax items or restructuring costs

•	Approximately $52 million of expense related to stock-based compensation
•	Approximately $50 million of acquisition-related intangible asset amortization expense
•	Approximately $1 million of restructuring charges
•	Approximately $7 million of acquisition-related expenses

NON-GAAP GROSS MARGINS

Our Q2’14 non-GAAP gross margin percentage increased year over year primarily due to improved services margins. Q2’14 GAAP gross margin was $235 million, or 71.5%, compared to $221 million, or 70.3%, in Q2’13.

NON-GAAP OPERATING MARGINS

Our Q2’14 non-GAAP operating expenses were $162 million ($184 million on a GAAP basis), compared to $165 million in Q2’13 ($199 million on a GAAP basis), reflecting cost reduction actions taken during FY’13 and continued discipline on operating expenses, partially offset by costs of acquired businesses and annual merit increases. GAAP operating expenses in Q2’13 included $16 million of restructuring charges, compared to none in Q2’14.

From an operating performance perspective, we achieved 24.4% non-GAAP operating margin (24.4% on a constant currency basis) in Q2’14, compared to 20.0% in Q2’13. GAAP operating margin was 15.6% (15.6% on a constant currency basis) for Q2’14 compared to 6.8% in Q2’13.

Looking forward, we are targeting Q3‘14 non-GAAP gross margin of approximately 73% to 74%, GAAP gross margin of approximately 71%, non-GAAP operating margin of approximately 24% to 25% and GAAP operating margin of approximately 15%. For FY‘14, we are targeting non-GAAP gross margin of approximately 73% to 74%, GAAP gross margin of 71% to 72%, non-GAAP operating margin of approximately 25%, and GAAP operating margin of approximately 18%.

Over the longer term we intend to increase our non-GAAP operating margin to the 28% to 30% range primarily through increased efficiencies in our global sales and marketing organizations and improved non-GAAP gross margin (74% to 76% range) due to improved non-GAAP services margin and a more favorable revenue mix.

TAX RATE
Our Q2 GAAP and non-GAAP tax rate was 10% and 25%, respectively.
Looking forward, we expect our Q3 and FY’14 non-GAAP tax rate will be 25% given our current estimates for geographic mix of profits. Our guidance assumes a Q3 GAAP tax rate of 25% and FY’14 GAAP tax rate of 23%.

STOCK-BASED COMPENSATION
For Q2’14, expenses related to stock-based compensation were 3.8% of non-GAAP revenue compared to 3.8% of non-GAAP revenue in Q2’13. Over time, we expect that stock-based compensation as a percentage of revenue will trend down annually, ultimately reaching a long-term target of 3%.

SHARE COUNT / SHARE REPURCHASE
We had 120.7 million fully diluted weighted average shares outstanding for Q2. We repurchased $40 million worth of shares during the quarter.

Looking forward, we expect to have approximately 121 million fully diluted shares outstanding for Q3’14 and for the full fiscal year. Of the $100 million our board has authorized for share repurchases for FY’14, we intend to repurchase $75 million worth of shares in FY’14. Our long-term philosophy is to repurchase shares to offset dilution.

BALANCE SHEET: Solid cash position
CASH / CASH FLOW FROM OPERATIONS
As of the end of Q2’14 our cash balance was $270 million, down from $371 million at the end of Q1’14. We generated $111 million in operating cash flow, used $5 million for capital expenditures, used $40 million to repurchase shares during the quarter, and used $50 million to repay a portion of the amounts outstanding under our credit facility. Additionally, we used $112 million to acquire ThingWorx during the quarter.

DSO
We continue to have strong DSOs of 61 days in Q2’14 compared to 60 days in Q1’14 and 62 days in Q2’13.

OUTSTANDING DEBT
During Q2’14 we replaced our existing credit facility with a substantially similar facility with a borrowing capacity of a $750 million revolving line and a $250 million term loan. We expect to use our credit facility for general corporate purposes, including acquisitions of businesses and working capital requirements. We currently have borrowings outstanding under the credit facility of $318 million, reflecting payments of $50 million during the quarter.

MISCELLANEOUS COMMENTS

HEADCOUNT
Total headcount was 6,043 at the end of Q2, compared to 5,940 at the end of Q1’14 and 5,971 at the end of Q2’13.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A. Over the last three years, we have undertaken small, strategic technology tuck-ins (e.g. the acquisitions of Enigma and NetIDEAS in Q4’13), as well as larger transactions, including MKS in Q3’11, Servigistics in Q1’13, and, most recently, ThingWorx in Q2’14. We continue to evaluate strategic acquisition opportunities of varying size as they arise. Our forecasted financial, cash and debt positions for FY’14 described above are exclusive of the effects of any acquisitions that we may complete.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, operating expenses, margin and EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue of Servigistics, Inc. and MKS, Inc., stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses and gains, certain foreign currency transaction losses, certain litigation gains, and the related tax effects of the preceding items and discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results. PTC also provides results on a constant currency basis to provide a year-over-year view of our results excluding the effect of currency translation. Our constant currency disclosures are calculated by multiplying the actual results for the second quarter of 2014 by the exchange rates in effect for the comparable period in 2013.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our third quarter and full fiscal 2014 and other future financial and growth expectations, anticipated tax rates, expected market growth rates and the long-term prospects for PTC, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic and/or manufacturing climates may not improve or may deteriorate, the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that our pipeline of opportunities may not convert or generate the revenue we expect, the possibility that we will be unable to achieve planned services margins and operating margin improvements, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or support revenue that we expect, which could result in a different mix of revenue between license, service and support and could impact our EPS results, the possibility that our restructurings and cost containment measures may not generate the operating margin improvements we expect and could adversely affect our revenue, the possibility that we may be unable to achieve our profitability targets with lower license revenue or without additional restructuring or cost containment measures, the possibility that our businesses, including the ThingWorx business, may not expand and/or generate the revenue we expect, the possibility that sales personnel productivity may not increase as we expect and generate the additional sales pipeline and revenue that we expect, the possibility that we may be unable to expand our services partner ecosystem or improve services margins as we expect, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, the possibility that the markets in which we participate may not grow at the rates we expect or that we may not be able to grow at rates exceeding the market growth rates, and the possibility that remedial actions relating to our previously announced investigation in China could adversely affect our revenue and that fines and penalties may be assessed against PTC in connection with the China matter. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	FY '11		Q1 '12		Q2 '12		Q3 '12		Q4 '12		FY '12
Revenue	$1,166,949		$318,276		$301,125		$310,983		$325,295		$1,255,679
Cost of license revenue	28,792		7,659		7,824		7,634		7,478		30,595
Cost of service revenue	260,650		71,450		66,366		65,689		61,977		265,482
Cost of support revenue	67,326		19,110		19,026		19,531		18,384		76,051
Gross Margin	$810,181	69.4%	$220,057	69.1%	$207,909	69.0%	$218,129	70.1%	$237,456	73.0%	$883,551	70.4%

Sales & marketing	$353,051	30.3%	$97,778	30.7%	$90,962	30.2%	$94,706	30.5%	$94,350	29.0%	$377,796	30.1%
Research & development	211,406	18.1%	54,993	17.3%	54,576	18.1%	53,260	17.1%	52,131	16.0%	214,960	17.1%
General & administrative	110,291	9.5%	29,572	9.3%	29,534	9.8%	29,851	9.6%	28,511	8.8%	117,468	9.4%
Amortization of acquired intangible assets	18,319	1.6%	5,209	1.6%	5,132	1.7%	5,103	1.6%	4,859	1.5%	20,303	1.6%
Restructuring charge	-	0.0%	-	0.0%	20,802	6.9%	4,126	1.3%	-	0.0%	24,928	2.0%
Operating Expenses	$693,067	59.4%	$187,552	58.9%	$201,006	66.8%	$187,046	60.1%	$179,851	55.3%	$755,455	60.2%

GAAP Operating Margin	$117,114	10.0%	$32,505	10.2%	$6,903	2.3%	$31,083	10.0%	$57,605	17.7%	$128,096	10.2%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	FY '11		Q1 '12		Q2 '12		Q3 '12		Q4 '12		FY '12
Revenue:
Fair value of deferred revenue	$2,606	0.2%	$1,522	0.5%	$736	0.2%	$227	0.1%	$-	0.0%	$2,485	0.2%
Cost of license revenue:
Acquired intangible amortization	15,393	1.3%	4,103	1.3%	3,931	1.3%	3,933	1.3%	3,852	1.2%	15,819	1.3%
Stock-based compensation	15	0.0%	5	0.0%	7	0.0%	4	0.0%	6	0.0%	22	0.0%
Cost of service revenue:
Acquired intangible amortization	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Stock-based compensation	5,011	0.4%	1,563	0.5%	1,358	0.5%	1,314	0.4%	1,447	0.4%	5,682	0.5%
Cost of support revenue:
Stock-based compensation	2,721	0.2%	950	0.3%	813	0.3%	736	0.2%	735	0.2%	3,234	0.3%
Sales & marketing:
Stock-based compensation	11,428	1.0%	3,728	1.2%	3,306	1.1%	3,334	1.1%	3,441	1.1%	13,809	1.1%
Research & development:
Stock-based compensation	8,547	0.7%	2,549	0.8%	2,240	0.7%	1,886	0.6%	2,086	0.6%	8,761	0.7%
General & administrative:
Stock-based compensation	17,680	1.5%	4,587	1.4%	4,968	1.6%	6,057	1.9%	4,185	1.3%	19,797	1.6%
Acquisition-related costs	7,761	0.7%	2,068	0.6%	444	0.1%	-	0.0%	1,321	0.4%	3,833	0.3%
Amortization of acquired intangible assets	18,319	1.6%	5,209	1.6%	5,132	1.7%	5,103	1.6%	4,859	1.5%	20,303	1.6%
Restructuring charge	-	0.0%	-	0.0%	20,802	6.9%	4,126	1.3%	-	0.0%	24,928	2.0%
Non-GAAP adjustments	$89,481	7.7%	$26,284	8.3%	$43,737	14.5%	$26,720	8.6%	$21,932	6.7%	$118,673	9.5%

NON-GAAP MARGINS
	FY '11		Q1 '12		Q2 '12		Q3 '12		Q4 '12		FY '12
Revenue	$1,169,555		$319,798		$301,861		$311,210		$325,295		$1,258,164
Cost of license revenue	13,384		3,551		3,886		3,697		3,620		14,754
Cost of service revenue	255,639		69,887		65,008		64,375		60,530		259,800
Cost of support revenue	64,605		18,160		18,213		18,795		17,649		72,817
Gross Margin	$835,927	71.5%	$228,200	71.4%	$214,754	71.1%	$224,343	72.1%	$243,496	74.9%	$910,793	72.4%

Sales & marketing	$341,623	29.2%	$94,050	29.4%	$87,656	29.0%	$91,372	29.4%	$90,909	27.9%	$363,987	28.9%
Research & development	202,859	17.3%	52,444	16.4%	52,336	17.3%	51,374	16.5%	50,045	15.4%	206,199	16.4%
General & administrative	84,850	7.3%	22,917	7.2%	24,122	8.0%	23,794	7.6%	23,005	7.1%	93,838	7.5%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$629,332	53.8%	$169,411	53.0%	$164,114	54.4%	$166,540	53.5%	$163,959	50.4%	$664,024	52.8%

Non-GAAP Operating Margin	$206,595	17.7%	$58,789	18.4%	$50,640	16.8%	$57,803	18.6%	$79,537	24.5%	$246,769	19.6%

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	Q1 '13		Q2 '13		Q3 '13		Q4 '13		FY '13		Q1 '14		Q2 '14
Revenue	$319,751		$313,949		$314,996		$344,845		$1,293,541		$324,925		$328,700
Cost of license revenue	8,012		8,291		8,431		8,270		33,004		7,545		7,972
Cost of service revenue	68,592		64,550		62,941		62,871		258,954		65,495		64,261
Cost of support revenue	20,468		20,429		19,796		20,388		81,081		19,916		21,564
Gross Margin	$222,679	69.6%	$220,679	70.3%	$223,828	71.1%	$253,316	73.5%	$920,502	71.2%	$231,969	71.4%	$234,903	71.5%

Sales & marketing	$93,549	29.3%	$88,059	28.0%	$88,298	28.0%	$90,734	26.3%	$360,640	27.9%	$84,238	25.9%	$85,934	26.1%
Research & development	57,429	18.0%	55,528	17.7%	53,834	17.1%	55,127	16.0%	221,918	17.2%	53,073	16.3%	55,631	16.9%
General & administrative	35,817	11.2%	33,398	10.6%	28,812	9.1%	33,910	9.8%	131,937	10.2%	30,931	9.5%	34,140	10.4%
Amortization of acquired intangible assets	6,623	2.1%	6,640	2.1%	6,532	2.1%	6,691	1.9%	26,486	2.0%	7,789	2.4%	7,985	2.4%
Restructuring charge	15,402	4.8%	15,810	5.0%	3,137	1.0%	17,848	5.2%	52,197	4.0%	1,067	0.3%	-	0.0%
Operating Expenses	$208,820	65.3%	$199,435	63.5%	$180,613	57.3%	$204,310	59.2%	$793,178	61.3%	$177,098	54.5%	$183,690	55.9%

GAAP Operating Margin	$13,859	4.3%	$21,244	6.8%	$43,215	13.7%	$49,006	14.2%	$127,324	9.8%	$54,871	16.9%	$51,213	15.6%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	Q1 '13		Q2 '13		Q3 '13		Q4 '13		FY '13		Q1 '14		Q2 '14
Revenue:
Fair value of deferred revenue	$1,554	0.5%	$660	0.2%	$534	0.2%	$287	0.1%	$3,035	0.2%	$-	0.0%	$-	0.0%
Cost of license revenue:
Acquired intangible amortization	4,639	1.5%	4,628	1.5%	4,598	1.5%	4,695	1.4%	18,560	1.4%	4,405	1.4%	4,316	1.3%
Stock-based compensation	5	0.0%	8	0.0%	4	0.0%	4	0.0%	21	0.0%	4	0.0%	5	0.0%
Cost of service revenue:
Acquired intangible amortization	-	0.0%	-	0.0%	-	0.0%	26	0.0%	26	0.0%	92	0.0%	91	0.0%
Stock-based compensation	1,612	0.5%	1,420	0.5%	1,372	0.4%	1,730	0.5%	6,134	0.5%	1,598	0.5%	1,426	0.4%
Cost of support revenue:
Stock-based compensation	826	0.3%	835	0.3%	722	0.2%	941	0.3%	3,324	0.3%	924	0.3%	889	0.3%
Sales & marketing:
Stock-based compensation	2,458	0.8%	2,835	0.9%	2,693	0.9%	3,340	1.0%	11,326	0.9%	2,499	0.8%	3,019	0.9%
Research & development:
Stock-based compensation	2,512	0.8%	1,824	0.6%	2,139	0.7%	2,115	0.6%	8,590	0.7%	2,689	0.8%	2,147	0.7%
General & administrative:
Stock-based compensation	4,480	1.4%	4,888	1.6%	4,247	1.3%	5,777	1.7%	19,392	1.5%	5,050	1.6%	5,080	1.5%
Acquisition-related costs	4,599	1.4%	2,110	0.7%	900	0.3%	2,246	0.7%	9,855	0.8%	1,305	0.4%	3,935	1.2%
Amortization of acquired intangible assets	6,623	2.1%	6,640	2.1%	6,532	2.1%	6,691	1.9%	26,486	2.0%	7,789	2.4%	7,985	2.4%
Restructuring charge	15,402	4.8%	15,810	5.0%	3,137	1.0%	17,848	5.2%	52,197	4.0%	1,067	0.3%	-	0.0%
Non-GAAP adjustments	$44,710	14.0%	$41,658	13.3%	$26,878	8.5%	$45,700	13.3%	$158,946	12.3%	$27,422	8.4%	$28,893	8.8%

NON-GAAP MARGINS
	Q1 '13		Q2 '13		Q3 '13		Q4 '13		FY '13		Q1 '14		Q2 '14
Revenue	$321,305		$314,609		$315,530		$345,132		$1,296,576		$324,925		$328,700
Cost of license revenue	3,368		3,655		3,829		3,571		14,423		3,136		3,651
Cost of service revenue	66,980		63,130		61,569		61,115		252,794		63,805		62,744
Cost of support revenue	19,642		19,594		19,074		19,447		77,757		18,992		20,675
Gross Margin	$231,315	72.0%	$228,230	72.5%	$231,058	73.2%	$260,999	75.6%	$951,602	73.4%	$238,992	73.6%	$241,630	73.5%

Sales & marketing	$91,091	28.4%	$85,224	27.1%	$85,605	27.1%	$87,394	25.3%	$349,314	26.9%	$81,739	25.2%	$82,915	25.2%
Research & development	54,917	17.1%	53,704	17.1%	51,695	16.4%	53,012	15.4%	213,328	16.5%	50,384	15.5%	53,484	16.3%
General & administrative	26,738	8.3%	26,400	8.4%	23,665	7.5%	25,887	7.5%	102,690	7.9%	24,576	7.6%	25,125	7.6%
Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$172,746	53.8%	$165,328	52.6%	$160,965	51.0%	$166,293	48.2%	$665,332	51.3%	$156,699	48.2%	$161,524	49.1%

Non-GAAP Operating Margin	$58,569	18.2%	$62,902	20.0%	$70,093	22.2%	$94,706	27.4%	$286,270	22.1%	$82,293	25.3%	$80,106	24.4%

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013

GAAP revenue	$328,700	$313,949	$653,625	$633,700
Fair value of acquired company's
deferred support revenue	-	660	-	2,214
Non-GAAP revenue	$328,700	$314,609	$653,625	$635,914

GAAP gross margin	$234,903	$220,679	$466,872	$443,358
Fair value of acquired company's
deferred support revenue	-	660	-	2,214
Stock-based compensation	2,320	2,263	4,846	4,706
Amortization of acquired intangible assets
included in cost of license revenue	4,316	4,628	8,721	9,267
Amortization of acquired intangible assets
included in cost of service revenue	91	-	183	-
Non-GAAP gross margin	$241,630	$228,230	$480,622	$459,545

GAAP operating income	$51,213	$21,244	$106,084	$35,103
Fair value of acquired company's
deferred support revenue	-	660	-	2,214
Stock-based compensation	12,566	11,810	25,330	23,703
Amortization of acquired intangible assets
included in cost of license revenue	4,316	4,628	8,721	9,267
Amortization of acquired intangible assets
included in cost of service revenue	91	-	183	-
Amortization of acquired intangible assets	7,985	6,640	15,774	13,263
Acquisition-related charges included in
general and administrative expenses	3,935	2,110	5,240	6,709
Restructuring charges	-	15,810	1,067	31,212
Non-GAAP operating income (1)	$80,106	$62,902	$162,399	$121,471

GAAP net income	$43,756	$17,037	$83,413	$52,848
Fair value of acquired company's
deferred support revenue	-	660	-	2,214
Stock-based compensation	12,566	11,810	25,330	23,703
Amortization of acquired intangible assets
included in cost of license revenue	4,316	4,628	8,721	9,267
Amortization of acquired intangible assets
included in cost of service revenue	91	-	183	-
Amortization of acquired intangible assets	7,985	6,640	15,774	13,263
Acquisition-related charges included in
general and administrative expenses	3,935	2,110	5,240	6,709
Restructuring charges	-	15,810	1,067	31,212
Income tax adjustments (2)	(14,954)	(9,141)	(21,813)	(45,541)
Non-GAAP net income	$57,695	$49,554	$117,915	$93,675

GAAP diluted earnings per share	$0.36	$0.14	$0.69	$0.44
Fair value of acquired deferred support revenue	-	0.01	-	0.02
Stock-based compensation	0.10	0.10	0.21	0.20
Amortization of acquired intangibles	0.10	0.09	0.20	0.19
Acquisition-related charges	0.03	0.02	0.04	0.06
Restructuring charges	-	0.13	0.01	0.26
Income tax adjustments	(0.12)	(0.08)	(0.18)	(0.38)
Non-GAAP diluted earnings per share	$0.48	$0.41	$0.98	$0.77

(1)	Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2014	2013	2014	2013
GAAP operating margin	15.6%	6.8%	16.2%	5.5%
Fair value of acquired deferred support revenue	0.0%	0.2%	0.0%	0.3%
Stock-based compensation	3.8%	3.8%	3.9%	3.7%
Amortization of acquired intangibles	3.8%	3.6%	3.8%	3.6%
Acquisition-related charges	1.2%	0.7%	0.8%	1.1%
Restructuring charges	0.0%	5.0%	0.2%	4.9%
Non-GAAP operating margin	24.4%	20.0%	24.8%	19.1%

(2)
Income tax adjustments for the three and six months ended March 29, 2014 and March 30, 2013 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, and also include any identified tax items. In Q4'12, a valuation allowance was established against our U.S. net deferred tax assets. As the U.S. is profitable on a non-GAAP basis, the 2014 and 2013 non-GAAP tax provision is being calculated assuming there is no U.S. valuation allowance. The following identified tax items have been excluded from the non-GAAP tax results. Q2'14 includes a non-cash tax benefit of $8.9 million related to the release of a portion of the valuation allowance as a result of deferred tax liabilities established for the acquisition of ThingWorx. Q2'13 includes tax benefits of $3.2 million relating to final resolution of long-standing tax litigation and completion of an international jurisdiction tax audit. Q1'13 also includes a non-cash tax benefit of $32.6 million related to the release of a portion of the valuation allowance as a result of deferred tax liabilities established for the acquisition of Servigistics.